Exhibit 10.5

May 8, 2008

Svizera Holdings BV
Antennestraat 43, Post Box 60300,1320 AY
Almere, The Netherlands
Attention:          Mr. Vinay Sapte

Gentlemen:

     Reference is made to that certain agreement between Svizera Holdings BV (“Svizera”) and Synovics Pharmaceuticals, Inc. (“Synovics” or the “Company”) dated April 3, 2008 and amended April 24, 2008 (as so amended, the “Maneesh Side Letter”). Svizera and the Company hereby amend and supplement the Maneesh Side Letter as set forth below (and except as expressly amended and supplemented by this letter, the Maneesh Side Letter shall remain in full force and effect and unamended):

     1. Stockholders Voting Agreement. Synovics has prepared and circulated for review by the principal stockholders of the Company (including Ronald Lane; Maneesh Pharmaceuticals Ltd (“Maneesh”); Harcharan Singh (“Singh”); Axiom Capital Management, Inc.; and their respective affiliates and associates), a draft stockholders voting agreement (“Stockholders Agreement”) pursuant to which, among other things, such principal stockholders will vote all of their shares of Company stock in favor of the parties designated for election to the Company’s Board in Section 3 of the Maneesh Side Letter under the caption “Board Structure.” The Company shall execute and deliver the Stockholders Agreement promptly after the terms and conditions thereof are agreed to the reasonable satisfaction of the parties thereto.

     2. Compliance with Rule 14f-1. The Company shall comply with Rule 14f-1 under the Securities and Exchange Act of 1934, as amended, as expeditiously as practicable after the Directors designated by Maneesh have completed and returned to the Company Director and Officer Questionnaires provided by the Company and Maneesh has delivered to the Company an irrevocable subscription to acquire $6,000,000 of Series C Convertible Redeemable Preferred Stock of the Company and the securities offered therewith (including the “roll-over” of $1,000,000 principal amount of Convertible Promissory notes of Kirk Pharmaceuticals LLC) deposited into the escrow account maintained by Axiom Capital Management $5,000,000 relating thereto.

     3. Rights Agreement. In order to effect the transactions contemplated by the Maneesh Side Letter (including without limitation the execution and delivery of the Stockholders Agreement), the Company shall, on or before the execution of the Stockholders Agreement take such actions as it deems necessary to ensure that no person or entity party to the Stockholders Agreement is individually or collectively considered an “Acquiring Person” pursuant to that certain Rights Agreement dated as of September 8, 2006 between the Company and Continental Stock Transfer & Trust Company, as rights agents as a result of the transactions contemplated by the Maneesh Side Letter, or otherwise terminate the Rights Agreement.

     4. Issuance of Certain Shares to Maneesh. The Maneesh Side Letter currently provides, in clause (e) under the caption “Consulting Fees,” that, in the event that Maneesh guarantees the Company’s Credit Facility with BOI, the Company will issue 4,000,000 shares of Common Stock to Maneesh (the “Guaranty Shares”).

           (a) Section 3 of the Maneesh Side Letter is hereby amended to provide that the Guaranty Shares shall be issued Maneesh upon release of the Nostrum/Mulye guarantees, not issuance of a guaranty by Maneesh.

           (b) The Company hereby agrees that, in the event that all or any part of the 10,661,000 shares of Company Common Stock (“Escrow Shares”) currently held in escrow pursuant to the Settlement Agreement among the Company, Synovics Laboratories, Inc., Nostrum Pharmaceuticals, Inc. (“Nostrum”) and Nirmal Mulye, Ph.D. (“Mulye”) and a related Escrow Agreement among Nostrum, the Company and the Escrow Agent thereunder, each dated as of July 31, 2007, are ultimately returned or released to Nostrum, then the Company shall immediately issue to Maneesh such number of additional shares of Common Stock as may be necessary to maintain the percentage of Common Stock represented by the Guaranty Shares upon the issuance thereof (calculated on a fully-diluted, as converted basis).

      5. Subrogation/Reimbursement. The Company hereby agrees that, upon the effectiveness of any guaranty by Maneesh of the Company’s credit facility with Bank of India (“BOI”), Maneesh shall be subrogated to BOI’s security interest in the assets of the Company and its subsidiaries and to the rights and remedies of BOI pursuant to the Loan Agreement between the Company and BOI, the security agreements between BOI and the Company and each of its subsidiaries, and the guaranties by each subsidiary in favor of BOI. In the event that Maneesh (including any of its principals or affiliates) obtains the release by BOI of the existing guaranties by Nostrum and Mulye by providing any credit enhancement (other than a guaranty and including without limitation a letter of credit), the Company shall on demand indemnify Maneesh from and against, and reimburse to Maneesh, any and all loss, damage, costs and expenses (including principal, interest and other amounts, including without limitation the reasonable fees and expenses of counsel) incurred by Maneesh in the event it makes payment to BOI on or in respect of the guaranty or any such credit enhancement (including without limitation any draw on a letter of credit).

      6. Business with Mulye and Affiliates. Svizera agrees, on its own behalf and on behalf of its affiliates (the “Svizera Parties”), that the Svizera Parties shall not engage in any fashion Nirmal Mulye, Anil Anand, Nostrum Pharmaceuticals, Inc. or any of their respective affiliates or associates (the “Mulye Parties”) in connection with any matter involving, relating to, or in connection with, the Company, other than to resolve outstanding disputes between the Company and its affiliates and the Mulye Parties.

      7. Reimbursement of Expenses. The Company shall promptly on demand reimburse Maneesh for all reasonable fees, costs and other expenses incurred in providing its guaranty (or any letter of credit or other credit enhancement) to BOI, and in connection with the negotiation and preparation thereof and of the Maneesh Side Letter and this letter (including the reasonable fees and expenses of counsel).

      8. Release from Escrow. As a condition to the release from the escrow maintained by Axiom Capital Management LLC in connection with the offering by the Company of shares of Series C Convertible Redeemable Preferred Stock and the securities offered therewith of the initial approximately $3.0 million of the $5.0 million cash investment by Svizera in such offering to settle the outstanding promissory notes issued by the Company in 2005 and 2006 through Indigo Securities LLC, the Company shall deliver to Maneesh appropriate settlement and release documentation relating to such notes, which documents shall be reasonably satisfactory to Maneesh.

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If the foregoing is acceptable, please execute this letter where indicated below to indicate your agreement therewith. This letter may be executed in two or more counterparts each of which shall be an original and all of which together shall constitute one and the same instrument.

SYNOVICS PHARMACEUTICALS, INC.

By:
Ronald H. Lane, Ph.D.
Chairman of the Board of Directors and
Chief Executive Officer

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST ABOVE-WRITTEN:

SVIZERA HOLDINGS BV

By:
Name: Vinay Sapte
Title: Managing Director